Rule 424(b)(1)

Supplement No. 1

                              EA INDUSTRIES, INC.



                SUPPLEMENT TO PROSPECTUS, DATED AUGUST 14, 1995




         EA Industries, Inc., formerly called Electronic Associates, Inc. ("EA") filed a registration statement (the "Registration Statement") with the Securities and Exchange Commission relating to the offer and sale of 9,800,523 shares of common stock (the "Shares") of EA from time to time by certain stockholders and warrant holders ("Warrant Holders") of EA (the Warrant Holders and such stockholders are collectively referred to as the "Selling Securityholders" and individually as a "Selling Securityholder"), together with 9,800,523 Preferred Stock Purchase Rights ("Rights") associated with such Shares. The Registration Statement was declared effective on August 14, 1995.

         The Section of the Prospectus comprising part of the Registration Statement captioned "Plan of Distribution and Selling Securityholders" is hereby amended, as follows: (i) the number of Shares stated to be owned prior to the Offering and the number of Shares stated to be offered by Charles A. Milo and Loretta W. Milo, Joint Tenants is reduced by 796,084, from 1,225,250 to 429,166, and (ii) Delton Trading, S.A, is added as a Selling Securityholder, with 796,084 Shares owned prior to the Offering and 796,084 Shares offered in the Offering.

         At a meeting of the Board of Directors of EA on October 12, 1995, the Board voted to change the name of EA from "Electronic Associates, Inc." to "EA Industries, Inc." The name change became effective on October 25, 1995.


         This Supplement does not constitute a complete Prospectus and shall not be considered an offer to sell, or a solicitation of an offer to buy, the Shares (or the Rights) to which it relates. Reference is made to EA's Prospectus dated August 14, 1995, included in the Registration Statement for information with respect to EA and the Shares of EA's Common Stock and the Rights associated with such Shares.

         The date of this Supplement is November 14, 1995.


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